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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 28, 2003

MARKWEST HYDROCARBON, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11566	84-1352233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

155 Inverness Drive West, Suite 200, Englewood, CO 80112-5000
(Address of principal executive offices)

Registrant's telephone number, including area code: 303-290-8700

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

        On March 28, 2003, MarkWest Energy Partners, L.P., ("MarkWest Energy Partners") a subsidiary of MarkWest Hydrocarbon, Inc. ("MarkWest Hydrocarbon") completed the acquisition of Pinnacle Natural Gas Company, Pinnacle Pipeline Company, PNG Transmission Company, Inc., PNG Utility Company and Bright Star Gathering, Inc. (collectively, the "Sellers"). The purchase price was comprised of $23.4 million paid in cash to the sellers, plus the assumption of specified liabilities, including $16.6 million of bank indebtedness.

        The acquisition was accomplished through a merger under Texas law of the Sellers and four newly-formed wholly-owned subsidiaries of MarkWest Energy Partners as buyers. In the merger, most of the assets and liabilities of the Sellers were allocated to the MarkWest Energy Partners entities, and all entities survived the merger. The assets acquired from the Sellers, primarily located in the state of Texas, with the balance located in New Mexico, Louisiana, Mississippi and Kansas, are comprised of three lateral natural gas pipelines and eighteen gathering systems. The three lateral natural gas pipelines, Lake Whitney, located in Hill and Johnson Counties, Texas, Rio Nogales, located in Guadalupe and Caldwell Counties, Texas and Blackhawk, located in Hutchinson County, Texas, consist of approximately 67 miles of pipe and transport up to 1.1 Bcf/day under firm contracts to power plants. The eighteen gathering systems gather more than 44 MMscfd. The two largest gathering systems, Appleby, located in Nacogdoches and Rusk Counties, Texas and Brahaney, located in Yoakum County, Texas, consist of approximately 143 miles of pipe and serve approximately 146 wells owned by 26 producers.

        The principal Pinnacle liabilities that were not assumed by MarkWest Energy Partners were (i) pre-merger tax liabilities and (ii) liabilities associated with the lawsuit captioned Ray Noseff, et. al., Plaintiffs v. Pinnacle Natural Gas Company, Michael Tindle, Enron Corp., Northern Natural Gas Co., Daniel Industries, Inc., Constant Power Manufacturing Co., Peter Paul, Inc., Skinner, Inc. and Honeywell, Inc., Defendants. MarkWest Energy Partners acquired substantially all of the operating assets of the Sellers, except for the property and contract rights associated with the Hobbs, New Mexico lateral pipeline, although MarkWest Pinnacle L.P. is providing certain operating services to the Hobbs pipeline operation. The Sellers retain the option to sell the Hobbs lateral pipeline to MarkWest Energy Partners under certain circumstances.

        The parties agreed to indemnify each other for liabilities arising out of breaches of representations and warranties in the purchase agreement for a period of 18 months, following the closing (subject to certain exceptions) to the extent such liabilities exceed $450,000, up to a limit of 25% of the purchase price.

        MarkWest Energy Partners assumed the employment agreement of William Janacek, President and CEO of Pinnacle Natural Gas Company prior to the acquisition. MarkWest Energy Partners intends to retain Pinnacle offices in Texas, and to retain most of Pinnacle's employees.

        The acquisition was financed through borrowings under MarkWest Energy Partners' line of credit, which was amended at the closing of the acquisition to increase borrowings thereunder by $15,000,000. At the conclusion of the acquisition, including repayment of certain assumed indebtedness of Pinnacle, outstanding borrowings under MarkWest Energy Partners' credit facility were $61.1 million. Substantially all of the acquired assets are pledged to the banks under the credit facility. The amendment imposes certain restrictions on inter-company and other borrowings by the MarkWest Energy Partners' entities holding lateral pipeline assets, which restrictions may be lifted upon the satisfaction of certain post-closing conditions. In the amendment, Royal Bank of Canada assumed the role of administrative agent and letter of credit issuer for the facility.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Businesses Acquired.

        The Financial Statements required to be filed pursuant to Item 7(a) of Form 8-K will be filed on a Form 8-K/A as soon as practicable, but in no event later than 60 days after the date this Form 8-K is required to be filed.

(b)
Pro Forma Financial Information.

        The pro forma financial information required to be filed pursuant to Item 7(b) of Form 8-K will be filed on a Form 8-K/A as soon as practicable, but in no event later than 60 days after the date this Form 8-K is required to be filed.

(c)
Exhibits.

Exhibit No.		Description of Exhibit
2.1	(1)	Purchase Agreement dated as of March 24, 2003, among PNG Corporation, Energy Spectrum Partners LP, MarkWest Texas GP, L.L.C., MW Texas Limited, L.L.C. and MarkWest Energy Partners, L.P.*
2.2	(1)
		Plan of Merger entered into as of March 28, 2003, by and among MarkWest Blackhawk L.P., MarkWest Pinnacle L.P., MarkWest PNG Utility L.P., MarkWest Texas PNG Utility L.P., Pinnacle Natural Gas Company, Pinnacle Pipeline Company, PNG Transmission Company and Bright Star Gathering, Inc.
10.1	(1)	Assignment of Employment Agreement dated March 28, 2003, by and among PNG Corporation, MarkWest Hydrocarbon, Inc. and William G. Janacek
10.2	(1)	Employment Agreement dated October 2002, between PNG Corporation and William G. Janacek
10.3	(1)	First Amendment to Credit Agreement dated March 28, 2003, among MarkWest Energy Operating Company, L.L.C., certain guarantors, Bank of America, N.A., Royal Bank of Canada and certain lenders

*
All schedules to Exhibit 2.1 filed herewith have been omitted in accordance with Item 601(b)(2) of Regulation S-K. MarkWest Hydrocarbon will furnish supplementally a copy of any omitted schedule to the Commission upon request.

(1)
Incorporated by reference to the Current Report on Form 8-K of MarkWest Energy Partners, L.P., filed with the Commission on April 14, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARKWEST HYDROCARBON, INC. (Registrant)
Date: April 14, 2003	By:	/s/ DONALD C. HEPPERMANN Donald C. Heppermann, Senior Vice President, Chief Financial Officer and Secretary

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  ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS
  ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES